Exhibit 99.1


[GRAPHIC OMITTED][GRAPHIC OMITTED]       PRESS RELEASE
100 Glenborough Drive                    Contact:  Greg Panagos: 281-872-3125
Suite 100                                Investor_Relations@nobleenergyinc.com
Houston, TX 77067


              NOBLE ENERGY EXPANDS INTO ROCKIES AND MID-CONTINENT
               WITH $3.4 BILLION ACQUISITION OF PATINA OIL & GAS

HOUSTON (December 16, 2004) - Noble Energy, Inc. (NYSE: NBL) and Patina Oil & Gas Corporation (NYSE: POG) today announced that their boards of directors approved Noble Energy's strategic acquisition of Patina, which is valued at approximately $3.4 billion including the assumption of debt. The combined company will be known as Noble Energy and will be headquartered in Houston, Texas.

Patina will become a subsidiary of Noble Energy and Patina shareholders will receive consideration comprised of approximately 60 percent Noble Energy common stock and 40 percent cash. Based on the closing prices of Noble Energy and Patina shares on December 15th, the implied acquisition price of $37.89 per share represents an 18.7 percent premium.

Charles D. Davidson, Chairman, President and CEO of Noble Energy, said, "Patina has an outstanding domestic, long-lived natural gas focused reserve base that will strongly complement Noble Energy's growing organic onshore, deepwater and international operations. This acquisition also provides Noble Energy with substantial upside in the form of a multi-year inventory of low-risk exploitation and development opportunities that complement our existing high-growth portfolio. Patina's assets are located in some of the most prolific natural gas producing basins in the Rocky Mountain and Mid-continent regions of the United States, where Noble Energy already has initiatives in place to expand operations prior to the transaction."

Thomas J. Edelman, Chairman and CEO of Patina, added, "We believe the sale of Patina to Noble Energy will provide our shareholders and employees enormously enhanced opportunities. By combining Patina's exceptional inventory of high return onshore development and exploitation projects with Noble Energy's strong portfolio of attractive exploration and development projects internationally and in the deepwater of the Gulf of Mexico, we instantly achieve a dramatic diversification of our asset base. In addition, we gain access to the financing opportunities implicit in Noble Energy's investment grade rating, while greatly expanding our exposure to high impact exploration projects. Most importantly, these benefits can be achieved without the risks and delays implicit in trying to initiate our own offshore and/or international exploration program. Finally, we have developed an extremely high regard for Chuck Davidson and have confidence he has the ability to further enhance the combined company. We believe that the combination of his technical and managerial staff with Patina's will produce a wonderful team. As the proposed transaction involves a cash election, shareholders who wish to fully participate in the upside of the combined enterprise can choose to receive Noble Energy stock subject to proration. Those wishing to realize the very substantial gains which every shareholder of Patina has enjoyed can elect to receive cash."

Strategic Benefits:
     o Expected to be accretive to earnings and discretionary cash flow per share in 2005 and beyond
     o    Substantially improves free cash flow generation capacity
     o    Increases domestic reserve life more than 50 percent to 9.1 years
     o Transforms the Rocky Mountain and Mid-continent regions into substantial new core areas for Noble Energy
     o Enhances the growth profile of Noble Energy's domestic operations through the addition of a multi-year inventory of exploitation-oriented projects
     o    Increases worldwide reserves and production by over 50 percent
     o Balances Noble Energy's existing reserve base by increasing domestic onshore reserves to 45 percent of total reserves
     o Enhances technical and operational expertise in onshore tight natural gas fields

"The addition of Patina's assets, particularly in the Wattenberg field, when combined with our operations in the Bowdoin field in Montana, the Niobrara trend in eastern Colorado, the Wind River basin in Wyoming and Piceance basin in western Colorado will create a new core operating area for Noble Energy in the Rocky Mountains. Patina's rapidly growing Mid-continent assets will become a new core area for Noble Energy as well, providing a platform for long-term production growth. After focusing on international expansion for the past several years, we are now adding a large base of long-lived production and low-risk drilling opportunities to complement our high-growth programs," noted Davidson.

Combined Company:
     o Year-end 2003 proved reserves of 710 MMBoe (55 percent domestic, 45 percent international, and 63 percent natural gas, 37 percent liquids)
     o    Initial production of approximately 61,400 barrels of oil per day
          (Bopd) and 602 million cubic feet per day (MMcfpd) of natural gas, or 161,700 barrels of oil equivalent per day (Boepd)
     o Reserve life of 12.0 years at year-end 2003, with a domestic reserve life of 9.1 years
     o Concentrated domestic core operating areas in the Gulf Coast and deepwater Gulf of Mexico and new core operating areas in the Rocky Mountain and Mid-continent regions
     o Substantial high-potential exploration and development opportunities in the deepwater Gulf of Mexico, West Africa, Israel, South America,
     o Solid balance sheet and financial flexibility, with a net debt-to-total capitalization ratio of 42 percent that is expected to decrease substantially over the next two years

2005 Noble Energy Guidance:
In conjunction with the announcement of the transaction, Noble Energy is issuing guidance for 2005:

                                                         Noble Energy Pro Forma
     Production Growth                    10%                   10% - 11%
     Production (MBoepd)                                        175 - 180
     LOE/BOE                        $3.70 - $3.90             $3.50 - $3.75
     SG&A/BOE                       $1.45 - $1.65             $1.15 - $1.35
     DD&A/BOE                       $7.00 - $7.50             $8.25 - $8.75
     Exploration (Millions)         $140  - $160              $140  -  $165
     Capital Spending (Millions)        $735                       $995
     Effective Tax Rate                  42%                        40%
          Deferred Tax                20% - 30%                 25% - 35%

Hedging:
Noble Energy has executed hedges through 2008 covering volumes averaging approximately 7,000 Bopd and 80 MMcfpd of natural gas. Noble Energy plans to continue to execute hedges for production through 2008. The hedges are in the form of swaps and include an average NYMEX-equivalent natural gas price of $6.13 per thousand cubic feet (Mcf) and an average NYMEX-equivalent crude oil price of $38.58 per barrel. Patina plans to remove all of its existing natural gas and crude oil hedges in conjunction with the closing of this transaction.

Merger Agreement:
Total consideration for the shares of Patina is fixed at approximately $1.1 billion in cash and approximately 27 million Noble Energy shares, not including options and warrants exchanged in the transaction. Under the terms of the merger agreement, Patina shareholders will have the right to elect cash or Noble Energy common stock, subject to a proration if either cash or stock is oversubscribed. While the per share consideration was initially set in the merger agreement at $37.00 in cash or .6252 shares of Noble Energy common stock, the per share consideration is subject to adjustment upwards or downwards so that each Patina share receives consideration representing equal value. This adjustment will reflect 37.5126% of the difference between $59.18 and the price of Noble's shares during a specified period prior to closing. Based on the closing price of $61.54 per share of Noble Energy on December 15th, the adjusted price would be valued at $37.89 per share of Noble Energy stock.

Chuck Davidson will remain as Noble Energy's Chairman, President and CEO. Following the completion of the acquisition, Tom Edelman, Patina's current Chairman and CEO will join Noble Energy's board of directors as will one other director from Patina's board of directors. Edelman will also serve in a special advisory capacity to aid in the integration of the two companies. Jay W. Decker, Patina's current President previously announced that he would be leaving the company. As a result of this transaction, he has agreed to remain for a period of time as a consultant to Noble Energy to facilitate the transition. It is also expected that several of Patina's existing officers will be joining Noble Energy's leadership team to help lead the newly combined company. Patina's current office in Denver will be retained and will serve as a regional office for Noble Energy.

The acquisition is subject to the approval of the shareholders of Patina and Noble Energy. The boards of directors of both companies have approved the acquisition. The acquisition is subject to customary conditions, including approval of listing of the Noble Energy shares to be issued in the acquisition on the New York Stock Exchange and expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The acquisition is expected to be completed in March or April of 2005.

Noble Energy and Patina Overview:
The investment plan for Patina's assets in 2005 includes record activity levels in its core operating areas. Planned 2005 capital expenditures total $260 million, compared to expected 2004 capital expenditures of $230 million. The 2005 capital program for Patina includes nearly 1,100 projects (new wells, recompletions, refracs and trifracs), compared to 900 projects for 2004. The details of the 2005 Patina capital program are as follows:

     o Wattenberg Field - planned capital expenditures of $131 million for approximately 750 development projects. The focus will be on the high-return Codell refrac program and Codell trifrac and Niobrara programs. Beyond 2005, an inventory of nearly 8,000 proved, probable and possible development projects remains in the field.
     o Mid-continent Region - planned capital expenditures of $96 million for approximately 230 development projects. The focus will be on proving new reserves in the prolific Buffalo Wallow field in the Texas Panhandle and drilling in the Anadarko basin and southern Oklahoma.
    o San Juan Basin and Central Region - planned capital expenditures of $33 million for approximately 150 development projects. The focus will be on further development of the Mesaverde and Dakota formations.
     o New Ventures - planned leasing of additional acreage in three active shale plays that are expected to add growth opportunities. Drilling is expected to begin in the first half of 2005.

The acquisition of Patina adds to Noble Energy's substantial onshore development and exploitation projects. Prior to the Patina acquisition, Noble Energy planned to drill approximately 345 onshore wells in 2005, an increase of 200 wells over 2004 reflecting several new projects. In the Niobrara trend, 235 infill wells are planned following several successful pilots at 40-acre spacing. In its recently acquired 6,500-acre land position in the Piceance basin in Colorado, Noble Energy plans to drill 32 wells. Noble Energy is also testing production on its 27,000-acre Wind River basin position in Wyoming. An additional 38 wells, primarily exploration and exploitation, are planned for the Gulf Coast region. Another 25 development wells are planned for the Bowdoin field. Eight to 10 wells are planned for the Siberia Ridge field in southwest Wyoming and five to seven wells are planned for the Caspiana field in east Texas.

With the international expansion nearly complete, international operations are beginning to generate substantial free cash flow. Over the past several years, Noble Energy has successfully invested in high-growth international projects. As a result, the contribution from international operations has increased significantly. Since 1999, international reserves have increased at an average annual rate of 23 percent, from 140 million barrels of oil equivalent (MMBoe) to 322 MMBoe at year-end 2003, while international production has increased nearly fourfold from approximately 12,000 Boepd in 1999 to approximately 45,000 Boepd by the third quarter 2004.

After several years of international expansion, combining Patina's reserves with Noble Energy's will help rebalance Noble Energy's proved reserves by increasing the mix of domestic proved reserves from 30 percent to 55 percent of Noble Energy's worldwide total. Adding Patina's reserves will also increase Noble Energy's proved reserves by approximately 55 percent. Patina's reserves are primarily long-lived domestic natural gas, thus continuing a trend of reduced reliance on production from the short-lived Gulf of Mexico shallow shelf.

At year-end 2003, Patina had 253 MMBoe of proved reserves, of which 68 percent were natural gas reserves primarily located in the Rocky Mountain and Mid-continent regions. Approximately 54 percent of Patina's proved reserves are located in the Wattenberg field in the Denver-Julesburg basin. The remaining proved reserves are located in the Mid-continent region (30 percent), the San Juan basin (nine percent) and the Central region (seven percent). Netherland Sewell, an independent third-party reserves consultant, audits approximately 90 percent of Patina's reserves. Patina currently estimates that its proved reserves will be approximately 263 MMBoe by year-end 2004. Patina has an additional 214 MMBoe of probable and possible resources located principally in the Wattenberg field and Mid-continent region.

Patina is currently producing 55,700 Boepd, with 2005 production expected to increase 12 percent over the 2004 average. Upon completion of the acquisition, Noble Energy's daily production is expected to increase by approximately 53 percent to 161,700 Boepd. Domestic production is expected to increase from 57 percent of total daily volumes during the third quarter 2004 (59,884 Boepd) to approximately 70 percent of total daily volumes. Approximately 60 percent of the combined company's daily production will be natural gas.

Over the past several years, Patina has grown proved reserves, production and cash flow at a high rate. Reserves have grown at a compounded annual rate of 34 percent, with a five-year average reserve replacement rate of 488 percent. Patina's compounded annual growth rates for production and cash flow from 1999 through 2003 have averaged 26 percent and 53 percent, respectively. Likewise, operating cash flow per BOE has increased from $8.64 in 1999 to $20.09 for the first nine months of 2004.

Of the $3.4 billion purchase price, Noble Energy expects to allocate $2.5 billion to the 263 MMBoe of proved reserves (estimated year-end 2004), or $9.51 per barrel of oil equivalent (BOE) and $0.9 billion to the 214 MMBoe of probable and possible resources.

Investor Conference Call:
Noble Energy and Patina will host a conference call, with an accompanying presentation, to discuss the proposed acquisition at 10:00 a.m. Eastern Time, 9:00 a.m. Central Time. The conference call will be webcast at:

www.videonewswire.com/event.asp?id=26380.

The webcast can also be accessed at Noble Energy's and Patina's websites as follows:

www.Nobleenergyinc.com
----------------------
www.Patinaoil.com


Investors may participate in the conference call by telephone dialing 877-888-7019 and asking for the Noble Energy conference call. International callers may also participate by dialing 416-695-5259. A telephone replay will be available for 90 days by dialing 888-878-3220 (confirmation code 7127). International callers may listen to a playback by dialing 416-695-9784 (confirmation code 7127).

Noble Energy is one of the nation's leading independent energy companies and operates throughout major basins in the United States including the Gulf of Mexico, as well as internationally, in Argentina, China, Ecuador, Equatorial Guinea, the Mediterranean Sea and the North Sea. Noble Energy markets natural gas and crude oil through its subsidiary, Noble Energy Marketing, Inc.

Patina is an independent energy company engaged in the acquisition, development, exploitation and production of oil and natural gas primarily in Colorado's Wattenberg Field, the Mid-continent region of western Oklahoma and the Texas Panhandle, and the San Juan Basin in New Mexico.

J.P. Morgan Securities Inc. acted as financial advisor and Skadden, Arps, Slate, Meagher & Flom, LLP acted as legal advisor to Noble Energy. Petrie Parkman & Company acted as financial advisor and Cravath, Swaine & Moore, LLP acted as legal advisor to Patina.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Noble Energy's and Patina's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Risks, uncertainties and assumptions include 1) the possibility that the companies may be unable to obtain stockholder or regulatory approvals required for the acquisition; 2) the possibility that problems may arise in successfully integrating the businesses of the two companies; 3) the possibility that the acquisition may involve unexpected costs; 4) the possibility that the combined company may be unable to achieve cost-cutting synergies; 5) the possibility that the businesses may suffer as a result of uncertainty surrounding the acquisition; 6) the possibility that the industry may be subject to future regulatory or legislative actions; 7) the volatility in commodity prices for oil and gas; 8) the presence or recoverability of estimated reserves; 9) the ability to replace reserves; 10) environmental risks; 11) drilling and operating risks; 12) exploration and development risks; 13) competition; 14) the ability of management to execute its plans to meet its goals and other risks that are described in SEC reports filed by Noble Energy and Patina. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Noble Energy and Patina. Noble Energy and Patina assume no obligation and expressly disclaim any duty to update the information contained herein except as required by law.

Additional Information About the Acquisition and Where to Find It:
In connection with the proposed acquisition, Noble Energy and Patina will file relevant materials with the SEC, including one or more registration statement(s) that contain a prospectus and a joint proxy statement. Investors and security holders of Noble Energy and Patina are urged to read these documents (if and when they become available) and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about Noble Energy, Patina and the acquisition. Investors and security holders may obtain these documents (and any other documents filed by Noble Energy and Patina with the SEC) free of charge at the SEC's website at www.sec.gov. In addition, the documents filed with the SEC by Noble Energy may be obtained free of charge from Noble Energy's website at www.Nobleenergyinc.com. The documents filed with the SEC by Patina may be obtained free of charge from Patina's website at www.Patinaoil.com. Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed acquisition.

Noble Energy, Patina and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Noble Energy and Patina in favor of the acquisition. Information about the executive officers and directors of Noble Energy and their ownership of Noble Energy common stock is set forth in the proxy statement for Noble Energy's 2004 Annual Meeting of Stockholders, which was filed with the SEC in March 2004. Information about the executive officers and directors of Patina and their ownership of Patina common stock is set forth in the proxy statement for Patina's 2004 Annual Meeting of Stockholders, which was filed with the SEC in April 2004. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Noble Energy, Patina and their respective executive officers and directors in the acquisition by reading the joint proxy statement/prospectus regarding the acquisition when it becomes available.


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PR
288
12/16/04